Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 on Form S-3 (File No. 333-261323) of Navitas Semiconductor Corporation, of our report dated October 26, 2022 with respect to the financial statements of GeneSiC Semiconductor Inc. as of and for the years ended December 31, 2021 and 2020, which is included in the Current Report on Form 8-K/A filed by Navitas Semiconductor Corporation on April 14, 2023.

We also consent to the reference to our firm under the caption "Experts".

/s/ CohnReznick LLP

Los Angeles, California
December 15, 2023